Exhibit 10.21

MSCI Barra

Revised July 20, 2006

Mr. Michael Neborak

16 Greenlawn Road

Katonah, New York 10536

Dear Michael,

I am pleased to extend to you a formal offer of employment at Morgan Stanley Capital International Inc. (MSCI Barra). Those of us who had the opportunity to meet with you look forward to your joining Morgan Stanley (the Firm). Your position will be that of Managing Director and Chief Financial Officer at MSCI Barra in New York.

For fiscal 2006, beginning December 1, 2005, your annualized Total Reward will be $1,700,000. Your Total Reward will consist of an annual base salary of $225,000, pro-rated from the date you commence employment, and paid in semi-monthly installments, plus a pro-rated year-end bonus of $1,475,000 that is payable partially in cash and, at the discretion of a committee of the Board of Directors (the “Committee”), partially in the form of long-term incentive compensation, which may consist of an equity-based award (such as Morgan Stanley restricted stock units and/or other equity-based awards in effect at the time) under one of the Firm’s compensation plans. Payment of your Total Reward is contingent upon your execution of the Firm’s standard sign-on agreement (the “Sign-On Agreement”) which is attached to this letter (see description below). From time to time, we review the form and terms of the long-term incentive compensation and the percentage component that it constitutes of Total Reward with the Committee. Your actual award in any year, if any, will be consistent with the terms and conditions of the relevant long-term incentive compensation program at the time of the award and will be subject to certain restrictions and cancellation provisions (for example, your long-term incentive award, even if vested, is subject to cancellation under specified circumstances). Your year-end bonus will be based on 11 months (January 1, 2006 through November 30, 2006) and payable in January, 2007. All components of your Total Reward are contingent upon satisfactory performance and conduct and that you remain employed through, and not give or receive notice of termination of your employment prior to, November 30, 2006. Any long-term incentive award is further contingent upon your remaining employed through the vesting dates of the award. All payments are subject to applicable withholdings and deductions. In addition, this offer is contingent upon your acceptance and that your employment with MSCI Barra will begin on August 21, 2006.

The Firm will also make you a one-time award of Morgan Stanley Stock Options intended to offset the option award(s) you forfeited at your previous employer. Subject to our receipt of satisfactory supporting documentation as described below, the value of your Morgan Stanley Stock Option award will be determined based on the value of your Citigroup stock options that are actually forfeited. The value of your Citigroup stock options that are actually forfeited will be determined based on a valuation using the closing price of Citigroup common stock as of your employment commencement date. The number of Morgan Stanley Stock Options you will receive corresponding to the value of your Morgan Stanley Stock Option award will be determined on your commencement date based on a valuation using the closing price of Morgan Stanley common stock on that date. Your Stock Options will be granted on the date on which the Committee acts to approve the grant of your award. Your Stock Options will have an exercise price equal to the closing price of Morgan Stanley common stock on the grant date. Subject to satisfactory and continued employment, your Stock Options will vest and become exercisable according to a schedule that is substantially similar to that of your previous employer provided it is no earlier than the grant date and, assuming you remain in continuous employment, all Stock Options will expire on the tenth anniversary of the grant date. Upon termination of your employment, your vested Stock Options will generally expire within 90 days. This award is contingent upon satisfactory confirmation of the terms and forfeiture of the award(s) you forfeited at your previous employer. You agree that, if you have not done so, you will provide supporting documentation of your forfeited award(s) (in the manner determined by your manager and/or Human Resources), including number of options and applicable vesting schedules, as promptly as possible, but not later than 10 business days after commencing employment, as your award cannot be granted unless we timely receive satisfactory supporting documentation. Following our receipt of such documentation in accordance with the above, your Stock Options will be presented to the Committee for approval. It is expected that the Committee will act to approve grants of stock options within 60 days of your commencement of employment. This offset award will not constitute part of your Total Reward.

The foregoing awards and their terms are subject to approval by the Committee and are subject to the same cancellation provisions, sales restrictions and other terms (except as specifically provided herein) as are in effect at the time for similar equity-based awards (for example, your equity award, even if vested, is subject to cancellation under specified circumstances). The foregoing awards and their terms are also subject to the terms and conditions of the award certificate and the equity compensation plan under which the awards are issued.

The foregoing awards are offered by the Firm and are accepted by you as fully satisfying any loss that you may suffer, including as a result of any former employer forfeiting or otherwise cancelling, as a result of your termination of employment from your former employer, any stock, stock units, stock options (including the loss of any time value in stock options) or other long-term incentive awards or other investment right (contingent or actual) that you may currently enjoy by reason of that employment.

In addition, if any provision of this agreement contravenes Section 409A of the Internal Revenue Code or any regulations or Treasury guidance promulgated thereunder, the Firm shall reform such provision; provided that the Firm shall maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A.

All personal compensation information is strictly confidential and is not to be divulged to any of your colleagues at MSCI, Barra, Morgan Stanley, or The Capital Group. The Firm’s Code of Conduct prohibits the disclosure of any confidential information and the strictest measures including disciplinary action may be taken in the event of violation of this Code of Conduct.

Each calendar year you work for Morgan Stanley, you will be eligible for six weeks of vacation, pro-rated from your date of hire. Approximately two to three weeks after your date of hire, you will receive a Benefits Enrollment package from the Benefit Center, your full service resource that provides fast, efficient and easy access to your benefits. The Benefits Enrollment package includes the Benefits Enrollment Guide, which describes the Firm’s benefit plans available to you and the steps you need to take to enroll. For detailed plan information, read the Summary Plan Descriptions (SPDs) included in your orientation package.

Health and welfare benefits (medical, dental, vision, life, accident and disability insurance) are generally available retroactive to your date of hire and must be elected within 31 days from the date on your personalized enrollment materials. Pension and savings plans, as described below, are generally available upon hire or after one year of service. 401(k) deductions can be elected at any time.

You can review your options and enroll in coverage on the Benefit Center Web site (https://www2.benefitsweb.com/morganstanley.html) approximately three days following your date of hire, by using your Social Security Number and Personal Identification Number (PIN). Your initial PIN is your six-digit month, day and year of birth (mmddyy). If you do not contact the Benefit Center within your 31-day enrollment period, you will receive the health and welfare coverage as indicated in the Enrollment Guide and on your Summary Chart on the Benefit Center Web site.

Upon hire, you will be eligible to participate in the Morgan Stanley 401(k) Plan and Employee Stock Ownership Plan (ESOP), and you will be eligible for the Firm’s Match. Generally, you must remain employed through December 31 to receive a Match for that year. With respect to your own contributions to the 401(k) Plan, you may elect to contribute a percentage of each component of your Eligible Pay (including base pay, bonus and commissions), if applicable, at any time. Any elected 401(k) Plan contributions will be effective prospectively, as soon as administratively possible. You will be vested in your 401(k) Match after three years of service.

On the first of the month on or after you complete one year of service (or attain age 21, if later), you will be eligible to participate in the Firm’s Pension Plan and after five years of service, you will be vested. Enrollment is automatic.

As a Managing Director with the Firm, you will be uniquely positioned to advance the Firm’s business interests. As a result, the Firm requires certain commitments of you in the event your employment with the Firm terminates, so that the Firm can protect those business interests and ensure an orderly transition of business, responsibilities, and business relationships for the benefit of the Firm, our clients and customers and our other employees. In summary, these commitments include that you (i) give the Firm at least 90 days advance written notice of your intention to terminate your employment, (ii) refrain from soliciting or hiring certain Firm employees for 180 days after the termination of your employment and from soliciting certain clients and customers for 90 days after the termination of your employment and (iii) abide by the obligations of confidentiality as set forth in the Firm’s Code of Conduct, as amended from time to time (the “Code of Conduct”). These provisions are more fully set forth in the attached Sign-On Agreement and the Code of Conduct, both of which you will be required to acknowledge in connection with commencing employment. The Sign-On Agreement constitutes a material part of the Firm’s offer of employment to you, which will not be deemed accepted unless and until you return an executed original of the Sign-On Agreement to us. Therefore, this offer of employment, including payment of your Total Reward and your receipt of any benefits described herein, is contingent upon your execution of the attached Sign-On Agreement.

In addition, we remind you that this offer is contingent upon a number of additional steps in the employment process including, but not limited to, background and reference checking and a drug screening test. The Health Center is open Monday through Friday from 9:00 am until 2:00 pm. Please come in no earlier than 48 hours from your start date for your drug screening. You do not need to make an appointment. Your cost center is C285.

You are also required to show appropriate proof of authorization to commence work in the United States. We ask that you complete Part 1 of the attached Form I-9, on or before your first day of work (see, in the attached packet, a list of the type of documentation we will need.). This is a requirement of the Immigration Reform and Control Act of 1986. If you are not legally able to work for the Firm in the United States in the position offered you, or if any part of the screening process proves unsatisfactory to the Firm or you are unable to complete Part 1 of the Form I-9, the Firm reserves the right to rescind any outstanding offer of employment or terminate your employment without notice or severance benefits and rescind any stock unit or stock option awards described herein. Also in the enclosed packet, please find personnel forms that need to be completed and brought with you on your first day of work.

You acknowledge that in the course of your employment with the Firm, you are not permitted to make any unauthorized use of documents or other information that are the confidential, trade secret or proprietary information of another individual or company (“Confidential Information”). Likewise, you may not bring onto Firm premises any Confidential Information, whether documents or other tangible forms, relating to your prior employers’ business.

Nothing in this letter should be construed as a guarantee of any particular level of benefits, of your participation in any benefit plan, or of continued employment for any period of time. You should understand that your employment will be “at will,” which means that the Firm may terminate your employment for any reason, with or without cause, and at any time (subject to the Sign-On Agreement). Morgan Stanley reserves the right to amend, modify or terminate, in its sole discretion, all benefit and compensation plans in effect from time to time. This offer letter and the Sign-On Agreement constitute the entire understanding and contain a complete statement of all agreements between you and Morgan Stanley and supersede all prior or contemporaneous verbal or written agreements, understandings or communications (including, without limitation, any term sheet or other summary writing relating to your employment). You acknowledge that you have not relied on any assurance or representation not expressly stated in this offer letter. If there is any conflict with the benefit information included in this letter or any verbal representation and the Plan documents or insurance contracts, the Plan documents or insurance documents control.

With the formalities covered, we are looking forward to your joining MSCI Barra. Please report to New Hire Orientation located at Reuters, 3 Times Square, 30th Floor, at 8:15 am on your start date. At that time you will have your benefits explained in more detail. If you have questions regarding the above, please feel free to call me at (212) 804-2920 or Kevin Byrnes at (212) 804-2915.

We ask that you confirm your acceptance by signing and dating this offer letter in the area designated below and returning this letter to Kate Mannion at 88 Pine Street, 2nd Floor, New York, NY 10005. Your signature below confirms that you are subject to no contractual or other restriction or obligation that is inconsistent with your accepting this offer of employment and performing your duties. Please also sign date and return the attached Sign-On Agreement to Kate in the Human Resources Department. Please retain the additional copy of this offer letter and an additional signed copy of the Sign-On Agreement for your reference.

Very truly yours,

/S/ HENRY A. FERNANDEZ

Henry A. Fernandez

President & Chief Executive Officer

MSCI Barra

Offer Accepted and Agreed To:

Signed:	/S/ MICHAEL NEBORAK
Date:	7/24/06

This document outlines certain features of certain Plans as currently in effect. Any inconsistency between this document and the Plan documents will be governed by the Plan documents. Although Morgan Stanley expects to continue these Plans indefinitely, it necessarily reserves the right to amend, modify or discontinue the Plans and to implement changes required by federal, state and local legislation. If Morgan Stanley amends a Plan so that there is a material reduction in covered services you will be notified of the reduction within 60 days after the amendment is adopted.